Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The unaudited pro forma combined financial information gives effect to the acquisition of Mercury Payment Systems, LLC (“Mercury”) by Vantiv, Inc. (“Vantiv” or the “Company”) and the related financing transactions. The accompanying unaudited pro forma combined statement of income (“the statement”) for the year ended December 31, 2014 combines the historical consolidated statements of operations of Vantiv and Mercury, giving effect to the merger as if it had been completed on January 1, 2014. A pro forma combined balance sheet has not been included in this filing as the transaction is already included in the Consolidated Statement of Financial Position included in the Annual Report on Form 10-K for the period ended December 31, 2014. The historical consolidated financial information has been adjusted in the pro forma financial statement to give effect to pro forma events that are (1) directly attributable to the acquisition and the related financing transactions, (2) factually supportable and (3) expected to have a continuing effect on the combined results of Vantiv and Mercury. In preparing the statement and related notes, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Mercury based upon their estimated fair values. The statement contained herein does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.
The statement and related notes should be read in conjunction with (i) the historical consolidated financial statements of Vantiv and the related notes included in Vantiv’s Annual Report on Form 10-K for the year ended December 31, 2014, and (ii) the audited consolidated financial statements of Mercury for the year ended December 31, 2013 and the related notes and the unaudited consolidated financial statements of Mercury for the three months ended March 31, 2014 and related notes, which were included in Exhibit 99-1 of the Form 8-K/A filed on July 17, 2014.
The statement and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual consolidated results of operations would have been had the acquisition and the related financing transaction been completed on the date indicated, nor are they necessarily indicative of the combined company’s future consolidated results of operations for any future period. The statement is based upon currently available information and estimates and assumptions that Vantiv’s management believe are reasonable as of the date of this Form 8-K/A. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

Vantiv, Inc.
Unaudited Pro Forma Combined Statement of Income
For the year ended December 31, 2014
(in thousands of dollars, except per share amounts)

	Historical Vantiv	Historical Mercury (h)	Mercury Reclassification Adjustments (a)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,577,203	$115,283	$44,538	$—		$2,737,024
Network fees and other costs	1,174,665	—	51,969	—		1,226,634
Cost of services and sales	—	37,549	(37,549)	—		—
Information technology	—	12,086	(12,086)	—		—
Sales and marketing	396,353	11,291	24,739	—		432,383
Other operating costs	242,439	—	16,150	—		258,589
General and administrative	173,986	21,363	(37)	(6,549)	(b)	188,763
Customer support	—	2,703	(2,703)	—		—
Depreciation and amortization	275,069	4,099	4,192	24,126	(c)	307,486
Impairments	—	6	(6)	—		—
Income from operations	314,691	26,186	(131)	(17,577)		323,169
Interest expense—net	(79,701)	(8,769)	—	(16,178)	(d)	(104,648)
Non-operating income (expense)	177	(24,977)	131	26,500	(b)	26,800
				24,969	(e)
Income before applicable income taxes	235,167	(7,560)	—	17,714		245,321
Income tax expense	66,177	—	—	3,828	(f)	70,005
Net income	168,990	(7,560)	—	13,886		175,316
Less: Net income attributable to non-controlling interests	(43,698)	—	—	(1,600)	(g)	(45,298)
Net income attributable to Vantiv, Inc.	$125,292	$(7,560)	$—	$12,286		$130,018

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.88					$0.92
Diluted	$0.75					$0.78
Shares used in computing net income per share of Class A common stock:
Basic	141,936,933					141,936,933
Diluted	199,170,813					199,170,813

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Notes to Pro Forma Combined Financial Statements
(in thousands, except per share data)
1. Basis of Pro Forma Presentation
The statement and related notes present the pro forma consolidated results of operations of the combined company giving effect to the acquisition and the related financing transactions as if they were completed on January 1, 2014. The statement is derived from the historical consolidated financial statement of Vantiv, the historical financial statement of Mercury and the pro forma adjustments described below.
The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the future combined results of the combined company. The statement and related notes should be read in conjunction with (i) the historical consolidated financial statements of Vantiv and the related notes included in Vantiv’s Annual Report on Form 10-K for the year ended December 31, 2014, and (ii) the audited consolidated financial statements of Mercury for the year ended December 31, 2013 and the related notes and the unaudited consolidated financial statements of Mercury for the three months ended March 31, 2014 and related notes, which were included in Exhibit 99-1 of the Form 8-K/A filed on July 17, 2014.
2. Adjustments to Unaudited Pro Forma Combined Consolidated Statements of Income:
The unaudited pro forma combined consolidated statement of income includes adjustments made assuming that the acquisition and related financing transactions were completed on January 1, 2014.
The unaudited pro forma combined consolidated statement of income also includes adjustments to pro forma revenue and network fees and other costs included in the Form 8-K/A previously filed on July 17, 2014. The adjustments are based on additional information identified by the Company and have no impact on net income. These adjustments have been made to the historical financial statement of Mercury to conform to Vantiv's presentation. See additional discussion in footnote (i) in the tables included in (a) below.
The following items resulted in pro forma adjustments:

(a)
Certain reclassifications have been made to the historical financial statement of Mercury to conform to Vantiv's presentation. These reclassifications have no impact on net income and represent the following items:

Year Ended December 31, 2014	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total Mercury Reclassification Adjustments
Revenue	34,095	11,516	(1,073)						44,538
Network fees and other costs	34,095	11,516		6,358					51,969
Cost of services and sales			(1,073)	(6,038)	(30,438)				(37,549)
Information technology						(12,086)			(12,086)
Sales and marketing					24,556	67		116	24,739
Other operating costs					1,690	11,960	2,500		16,150
General and administrative				(320)		59	203	21	(37)
Customer support							(2,703)		(2,703)
Depreciation and amortization					4,192				4,192
Impairments								(6)	(6)
Non-operating income								131	131

i.	Represents a reclassification of payment network fees from contra-revenue to network fees and other costs resulting in an increase in revenue.

ii.	Represents a reclassification of direct and indirect third party processing costs from contra-revenue to network fees and other costs resulting in an increase in revenue.

iii.	Represents a reclassification of the amortization of customer incentives from cost of services and sales to contra-revenue resulting in a decrease in revenue.

iv.	Primarily represents a reclassification of certain third party and product costs out of cost of services and sales to network fees and other costs.

v.
Primarily represents a reclassification of commission expenses out of cost of services and sales to sales and marketing and a reclassification of depreciation expense out of cost of services and sales to depreciation and amortization.

vi.	Represents a reclassification of information technology costs to other operating costs, sales and marketing costs and general and administrative costs.

vii.	Represents a reclassification of customer support costs to other operating costs and general and administrative costs.

viii.	Primarily represents a reclassification of expenses to general and administrative expenses.

(b)
To reverse the impact of acquisition costs of $6,549 and debt financing related costs of $26,500 (see additional discussion in (d) below) incurred by the Company in connection with the transactions. These costs are non-recurring and directly related to the transactions and do not have a continuing impact. As a result, they are not included in the pro forma statements of income. No acquisition or refinancing related costs are included in the historical financial statements.

(c)	Depreciation and Amortization Expense- The purchase price allocation included the estimated fair value of acquired intangible assets consisting of the following:

Intangible Asset	Estimated Fair Value	Useful Life
Customer relationships	$332,000	10 years
Trade name	15,000	2.5 years
The fair value of acquired intangible assets included in the purchase price allocation in the Form 8-K/A previously filed on July 17, 2014 was preliminary, and has subsequently been refined. As a result, the unaudited pro forma combined consolidated statement of income includes an adjustment to amortization expense originally included in the Form 8-K/A previously filed on July 17, 2014.
The newly acquired trade name will be amortized on a straight-line basis over its expected useful life of 2.5 years. The customer relationships acquired in connection with the Mercury acquisition will be amortized based on the pattern of cash flows expected to be realized taking into consideration expected revenues and customer attrition, which are based on historical data and the Company's estimate of future performance. The acquired customer relationships will be amortized on an accelerated basis over their estimated useful life of 10 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets and the removal of the amortization expense on historical Mercury intangible assets. A pro forma adjustment was not made to depreciation expense as the potential impact was considered to be immaterial.

Year Ended December 31, 2014
Customer relationships	$22,938
Trade name	2,578
Total estimated acquired intangible assets	25,516
Less Mercury historical amortization	(1,390)
Adjustment to depreciation and amortization	$24,126

(d)
Interest Expense- Net- The Company funded the acquisition of Mercury by borrowing an additional $1.67 billion through an amendment and refinancing of the existing loan agreement. The amended and restated loan agreement provides for senior secured credit facilities comprised of a $2.05 billion term A loan maturing in June 2019, a $1.4 billion term B loan maturing in June 2021 and a $425 million revolving credit facility maturing in June 2019. In addition, certain indebtedness of Mercury was repaid by the Company as part of the acquisition transaction. In connection with the debt refinancing, the Company incurred non-operating expenses of approximately $26.5 million pretax, which consisted primarily of non-cash charges related to the write-offs of unamortized deferred financing fees and original issue discount associated with the debt refinancing and certain third party fees.

Pro forma interest expense was adjusted for the impact of the refinancing transaction and the repayment of the Mercury debt. Interest expense was calculated using the rates in effect at the date of the refinancing transaction, which was 2.16% for the new term A loan and 3.75% for the new term B loan. In addition, debt issuance costs on the new debt were amortized to interest expense on a straight-line basis. An increase or decrease of 0.125% per year in the assumed interest rates would increase or decrease annual interest expense by $4.3 million.

Year Ended December 31, 2014
Reduce interest expense for the repayment of the old term A loan, including normal interest expense, revolver commitment fees and amortization of deferred financing fees and OID	$24,707
Reduce interest expense for the repayment of Mercury's debt, including normal interest expense and amortization of deferred financing fees and OID	8,769
Record interest expense on the new term A and term B loans including normal interest expense, revolver commitment fees and amortization of deferred financing fees and OID	(49,654)
Adjustment to interest expense	$(16,178)

(e)
To reverse certain transaction related costs initially incurred and recorded in non-operating expenses by Mercury prior to the acquisition and subsequently paid on behalf of Mercury as part of the cash consideration paid for Mercury.

(f)
To record the income tax impact of the pro forma adjustments and historical Mercury income utilizing the statutory income tax rate of 37.7%. The statutory rate is the legally imposed tax rates by the federal and state governments. The statutory rate differs from the Company's pro forma effective tax rate due primarily to deductions related to federal IRC section 199.

(g)
To record the impact of the pro forma adjustments on net income attributable to the non-controlling interest held by Fifth Third based on Fifth Third's average ownership percentage of 25.30% during the period from January 1, 2014 through June 12, 2014.

(h)	Represents Mercury historical results prior to the acquisition from January 1, 2014 through June 12, 2014 consisting of the following:

	Historical Mercury three months ended 3/31/14	Historical Mercury period from 4/1/14 through 6/12/14	Total Historical Mercury
Revenue	$55,804	$59,479	$115,283
Network fees and other costs	—	—	—
Cost of services and sales	19,432	18,117	37,549
Information technology	6,681	5,405	12,086
Sales and marketing	6,391	4,900	11,291
Other operating costs	—	—	—
General and administrative	8,481	12,882	21,363
Customer support	1,511	1,192	2,703
Depreciation and amortization	2,133	1,966	4,099
Impairments	6	—	6
Income from operations	11,169	15,017	26,186
Interest expense—net	(4,782)	(3,987)	(8,769)
Non-operating income (expense)	108	(25,085)	(24,977)
Income before applicable income taxes	6,495	(14,055)	(7,560)
Income tax expense	—	—	—
Net income	6,495	(14,055)	(7,560)
Less: Net income attributable to non-controlling interests	—	—	—
Net income attributable to Vantiv, Inc.	$6,495	$(14,055)	$(7,560)
The historical Mercury information for the three months ended March 31, 2014 was derived from the unaudited consolidated financial statements of Mercury for the three months ended March 31, 2014, which were included in Exhibit 99-1 of the Form 8-K/A filed on July 17, 2014. The historical Mercury information for the period of April 1, 2014 through June 12, 2014 reflects management's compilation of such results from the internally prepared Mercury financial statements and have not been audited or reviewed by an independent registered public accounting firm.
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